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                                                                   EXHIBIT 10.24

* CONFIDENTIAL *

                          Employee Retention Agreement
           Resulting from a Change in Control or Division Divestiture

       AGREEMENT made as of December 14, 1998, by and between Smith & Nephew, Inc. (the "Company") and Michael McBrayer (the "Executive").

       WHEREAS, the Company recognizes that the possibility of an occurrence of a Change in Control or the Divestiture of a Division of the Company can result in significant distractions of the Company's key management personnel because of the uncertainties inherent in such a situation; as well as uncertainty in the business and potentially the employee's position in the future creates uncertainty for the employee's continued employment and the employee's position;

       WHEREAS, the Executive possesses certain skills unique to the Company's business;

       WHEREAS, the Company has determined that it is in the best interest of the Company to retain the services of the Executive and to ensure his continued dedication and efforts without undue concern for his personal security; and

       WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a Change in Control or Division Divestiture, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated as a result of, or in connection with, a Change in Control or the Divestment of a Division, and to provide the Executive with certain other benefits whether or not the Executive's employment is terminated.

       NOW, THEREFORE, it is agreed as follows:

       1. Term. This Agreement shall commence as of December 31, 1998, and shall continue in effect until December 31, 1999, when it shall terminate, unless extended by mutual written agreement signed by the Company and the Executive; provided, however, that in the event that a Change in Control or Division Divestiture occurs on or before December 31, 1999. The term of this Agreement shall not expire prior to the expiration of twelve (12) months after the occurrence of a Change in Control or a Division Divestiture.

       2.     Definitions:

       2.1 Cause. For purposes of this Agreement, "Cause" shall mean the misappropriation of corporate funds or other acts of dishonesty, activities materially harmful to the Company's business or reputation, willful refusal to perform or substantial disregard of Executive's assigned duties, or any violation of any legal obligation to the Company.

       2.2 Change in Control / Division Divestiture. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if the Company shall


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              become a subsidiary of another corporation, shall be merged or consolidated into another corporation, if substantially all of the assets of the Company shall be sold to another corporation, or if another corporation shall acquire 30% or more of the outstanding shares of the Company; provided in each case that the other corporation is not a member of the Smith & Nephew Group of companies. A Division Divestiture is the sale of a Division by the Company to another corporation.

       2.3 Disability. For purposes of this Agreement, "Disability" shall mean a physical or mental condition which impairs the Executive's ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days as determined by a company appointed health care provider.

       2.4 Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change in Control or a Division Divestiture of any of the events or conditions described in Subsections (1) through (8) hereof:

              (1) a change in the Executive's title, position or responsibilities (including reporting responsibilities) which represents an adverse change from his title, position or responsibilities in effect immediately prior to a Change in Control or Division Divestiture; the assignment to the Executive of any duties or responsibilities which are inconsistent with his status, title, position or responsibilities in effect immediately prior to a Change in Control or Division Divestiture; or any removal of the Executive from or failure to reappoint or re-elect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, or as a result of his death; or

              (2) a reduction in the Executive's compensation or any failure to pay the Executive any compensation or benefits to which he is entitled within thirty (30) days of the date due;

              (3) the Company requiring the Executive to be based at any place outside a 50-mile radius from his current location except for reasonably required travel on the Company's business which is not substantially greater than such current travel requirements.

              (4) the failure by the Company to continue in effect (without a material reduction in benefit level, and/or reward opportunities) any compensation or employee benefit plan in which the Executive is participating, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Executive or unless the compensation and benefit plans are the same as those offered by the company to those in similar executive positions;

              (5) the insolvency or the filing of a petition for bankruptcy by the Company;

              (6) any material breach by the Company of any provision of this Agreement;

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              (7)    any purported termination of the Executive's employment for
                     Cause by the Company which does not comply with the terms of Section 2.1; or

              (8) the failure of the Company to obtain an agreement from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in Section 7 hereof.

       3. Position and Duties. The Executive shall continue to have such responsibilities and authority as may be given to him from time to time by either the Chief Executive, President of the Company, or the Company's Board of Directors. The Executive shall devote substantially all his working time and efforts to the business of the Company.

       4.     Compensation and Benefits.

              a. Salary. During the period of the Executive's employment hereunder, the Company shall pay to the Executive his current salary with the same frequency and on the same basis that the Company normally makes salary payments to other Executive personnel. This salary may be increased from time to time in accordance with normal business practices of the Company. If such increases take place, the Company shall not thereafter decrease the Executive's salary without the Executive's consent during the term of this Agreement.

              b. Benefits. The Executive shall participate in all other compensation and benefit plans which are offered by the Company to employees in similar executive positions, in accordance with the terms of the plans.

              c. Retention Bonus. In the event of a Division Divestiture, the Executive shall receive a special retention taxable bonus equal to twelve months base salary for full on-going commitment of the Executive during the divestiture process and if he remains in his position through the completion of the Divestiture as determined by the Company.

                     If the Division is not sold by December 31, 1999, and the Divestiture process has ceased, the Executive will be eligible to receive a taxable Retention Bonus equal to 50% of the Retention Bonus, as outlined in paragraph one of
                     Section 4c.

                    d. Executive Benefits. For purposes of this Agreement, incentive bonuses, stock options, car, club dues, memberships, and financial planning/tax preparation are considered to be a part of compensation.

                           d(1) In the event of a Change in Control or Division Divestiture occurring on or before December 31, 1999, the Executive will earn a pro rata bonus based on results up to and including the date on which the Change in Control or Division Divestiture takes place.

                           d(2) The Company's customary accounting policies shall be used for determination of financial results.

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       5.     Severance and Benefits.

       5.1 If, on or before December 31, 1999, the Company successfully divests the Division and the Executive's employment with the Company shall be terminated by the purchasers for reasons other than Cause, Disability or Death within one year of the completion of the divestiture, then the Executive will be entitled to one year's base salary plus one year's taxable bonus (calculated as maximum normal bonus achievable in 1999), payable by the purchaser.

       5.2 The Severance payments shall be reduced by 50% if, upon termination of his employment, the Executive does not accept within ten (10) days a written offer of employment by an affiliate of the Company, if such offer provides for a similar position of employment, base salary equal to or greater than 90% of Executive's salary at the time of termination, relocation costs, temporary living expenses, and guaranteed employment for eighteen
              (18) months unless employment is terminated for Cause, disability or as a result of Death.

       5.3 In the event the Executive's employment is terminated by Death, his estate shall receive a pro rata share of any severance or benefits provided for under Sections 4 and 5 of this Agreement up to the date of the Executive's death.

       6. Termination Date. "Termination Date" shall mean in the case of the Executive's death, his date of death, and in all other cases, the date specified in the Notice of Termination subject to the following:

              a. If the Executive's employment is terminated by the Company for Cause, the date specified in the notice of Termination shall be the date of the action.

              b. If the Executive's employment is terminated for Good Reason, the date specified in the Notice of Termination shall be at least thirty (30) days except by mutual agreement.

              c. If the Executive Voluntarily terminates the Agreement without Good Reason, he agrees to do so under the following terms:

                         (1)    Provide thirty (30) calendar days notice.

                         (2) Agree not to compete with the Company or any affiliate for a period of six (6) months.

                         (3) Agree not to solicit the Company's employees for hire for a period of six (6) months.




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       Successors; Binding Agreement.

              (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

              (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except for compensation due the Executive as a resulot of his death which may pass by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative (executors, administrators, heirs, devisees, and/or legatees).

       8. Notice. For purposes of this Agreement, notices and other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, addressed to the respective addresses last given by each party to the other. All notices and communications shall be deemed to have been received on the date of personal delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt by a designated representative of Smith & Nephew, Inc.

       9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company. Provided, however, that to the extent that the Executive receives benefits under this Agreement because of a Division Divestiture, he or she is not entitled to severance pay under any other severance plan, policy or arrangement of the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

       10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.



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       11.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflicts of law principles thereof.

       12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not effect the validity or enforceability of the other provisions hereof.

                                            SMITH & NEPHEW, INC.

                                            By:  /s/ Clifford Lomax
                                                 -------------------------
                                                     Clifford Lomax
                                                     Director

                                                     /s/ Michael McBrayer
                                                     ---------------------
                                                     Michael McBrayer



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